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                                                                    EXHIBIT 99.1

            EYE DYNAMICS SIGNS LETTER OF INTENT TO ACQUIRE ORTHONETX

TORRANCE, CA - MARCH 24, 2005 - Eye Dynamics, Inc. (OTCBB: EYDY), a leading provider of health and safety products, today announced it has signed a letter of intent to acquire Superior, Colorado-based OrthoNetx, Inc., a leading provider of medical devices for osteoplastic surgery. The acquisition will be completed as a stock transaction in which OrthoNetx shareholders will receive one share of Eye Dynamics stock in exchange for each share of OrthoNetx stock. The acquisition is subject to certain customary conditions including certain regulatory approvals.

As part of the transaction, Terry R. Knapp, President and CEO of OrthoNetx will assume the position of CEO of the new, merged company. Dr. Knapp has both domestic and international experience in founding and developing successful medical device companies, including Collagen Corporation, and Lipomatrix, Inc. He has also served as a member of the Board of Directors of Image Guided Technology, Inc. and other ventures that exploit the convergence of information technology and health care delivery.

"The combined company will emerge as a premier provider of medical devices in the healthcare field," said Ronald A. Waldorf, CEO of Eye Dynamics. "For quite some time Eye Dynamics has been looking for the right relationship that will take the company to the next level. Chuck Phillips, co-founder of Eye Dynamics, successfully took the company from a start-up to a profitable, public, entity. Working with Terry now provides us with the greatest potential for commercialization of our unique SafetyScope(TM) product line. Moreover, the acquisition of OrthoNetx also provides us with innovative product lines and synergies that expand our offerings, enhance our medical sales opportunities and fuel continued expansion."

OrthoNetx also brings its emerging "smart device" solution to the products of both companies. The solution, consisting of a proprietary information technology platform and biosensor-fitted devices, provides a link between doctors and patients to facilitate the monitoring of therapies that the devices provide. For Eye Dynamics, this technology will allow employees and employers to be in secure, private communication regarding fitness-for-duty testing with the company's SafetyScope(TM) product that senses impaired eye motion.

"This acquisition provides OrthoNetx shareholders with an exciting opportunity to be part of a publicly traded company and enables us to deliver on our commitment to a rapid growth strategy," said Terry R. Knapp, President and CEO of OrthoNetx. "The marriage of these two companies is a win-win-win for OrthoNetx, Eye Dynamics and the customers we serve."




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ABOUT EYE DYNAMICS, INC.
Eye Dynamics is in the business of producing and marketing patented proprietary products and other services for the institutional, medical and government markets. The company is a leader in the Video ENG medical product market, having invented the Video ENG system and brought it to market in 1994. SafetyScope, the company's latest product, is designed for the `fitness-for-duty' screening of workers. SafetyScope is simple to use, takes only 90 seconds and does not require any bodily fluids like urine-based drug testing. It automates the manual methods of evaluating eye responses of an individual to detect neurological signs of impairment used by law enforcement throughout the United States. To find out more about Eye Dynamics, Inc. visit: www.eyedynamics.com.

ABOUT ORTHONETX, INC.
OrthoNetx, Inc. designs, develops, manufactures and markets patented, FDA-approved medical devices and systems for osteoplastic surgery and distraction osteogenesis- the practice of generating, forming and molding bone. Physician customers include plastic surgeons, oral and maxillofacial surgeons, otolaryngologists, and orthopedic surgeons who correct deformities and deficiencies of the skeleton caused by errors of birth, trauma, infections and tumors. Osteoplastic surgery is applicable to all areas of the skeleton, including the skull and face, jaws, long bones of the upper and lower extremities, hands, wrists, feet, ankles, and the spine. The privately-held company is headquartered in Superior, CO. For more information visit: www.orthonetx.com.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS
This news release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.

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